EXHIBIT 99.1

TO: SPARTA Employees and Stockholders	DATE: Oct. 21, 2004
FROM: Bob Sepucha
SUBJECT: Third Quarter 2004 Report and Stock Price Evaluation

Stock Pricing Results
The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after October 21, 2004. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $34.58 per share, an increase of $3.42 (11%) per share compared to $31.16 per share as of July 21, 2004. This is a 32% increase since October 21, 2003.

Equity continued to grow in the second quarter and as a result the equity/share term contributed $0.67 to share price growth. Similarly, a very strong increase in earnings contributed $1.51 to stock price growth from the earning/share term. Continued strong profits for the projected contract backlog caused the growth term to contribute $1.24 per share.

Quarterly Stock Trade
With strong earnings and continued significant stock-option exercises by our employees, we anticipate very good liquidity, in the vicinity of $2,200K, for quarterly pro rata repurchases at the November 22 trade date (since November 21 falls on a Sunday). Despite the retirement of two of our larger stockholders in the third quarter, we expect liquidity to be about $900K higher than at the November trade date in 2003.

For the stock trade on November 22, stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to the trade date, offering up to $3,977 in stock (115 shares) along with signed stock certificates for the amount offered. (Shares acquired less than 6 months prior to the stock trade date, i.e. after May 21, 2004, may not be offered.) Offerers wishing to sell in excess of $4,000 in stock should submit a second stock transaction request for the amount they desire to sell in excess of $4,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after November 22 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Proceeds from the pro rata sale will be forwarded to the sellers in early January, approximately six weeks after the trade date. Repurchase requests received after November 22 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of November 15 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).

No transaction will be processed unless the original signed stock transaction request is received by Diane Lavoie in the CBO by the trade date. Forms that are emailed or faxed will not be accepted. For the $4,000 repurchase requests, the stock certificate must accompany the original stock transaction request. For repurchase requests in excess of $4,000, the second original transaction request must also be received by the deadline but, as described above, the stock certificates should not be provided until the sellers are notified of the pro rata allocation.

This new procedure of requiring the original signed stock transaction request to be received by Diane Lavoie before the transaction is processed also pertains to exercising stock options. Such transactions will not be processed until the original transaction request and the check for the cost of exercising the options is received at the CBO.

New Contracts
In the third quarter of 2004, we had six significant competitive contract/task-order wins and nine significant competitive contract/task-order losses, the same win/loss ratio we experienced in the second quarter. In the Missile Defense Sector, SMDO, as a subcontractor to Lockheed Martin, won a competitive contract from the U.S. Strategic Command for the Integrated Systems Planning and Analysis Network. This is an $8M contract for SPARTA over a period of ten years with the potential to evolve into a $20M effort.

In the Mission Systems Sector, DSTO won a role as a subcontractor on two SETA contracts from the Space and Naval Warfare Systems Command, the Small SETA Multiple Award Contract as a sub to Tri Star, and Large SETA Multiple Award Contract as a sub to SAIC. Both are four-year Indefinite Delivery/Indefinite Quantity (IDIQ) contracts with very large ceilings and we anticipate receiving $4M from each.

In the National Systems Security Sector, ACTO won a classified contract from the Defense Advanced Research Projects Agency (DARPA) valued at $1.75M over nine months. As a subcontractor to the QSS Group, ISSO won a task on the National Security Agency’s (NSA’s) ATLAS — HIGHSTREET IDIQ contract valued at $2.5M over five years.

Finally as prime, MSO won the Offensive Missile Systems contract from the Missile and Space Intelligence Center, a $43M effort over five years.

In the third quarter, ASTO had two losses. The first was as a subcontractor to SRS for a SETA bid to the Missile Defense Agency QS organization. The value to SPARTA was $2M over four years. The second, also as a subcontractor, this time to Anteon, was a SETA bid to the Joint Theater Air and Missile Defense Organization. The contract value to SPARTA was $12.5M over a five-year period. DPO lost a bid to DARPA for the Real Time Adversarial Intelligence and Decision program. DPO bid the effort as prime and the value was $8M over three years. As a subcontractor to Booz Allen Hamilton, TASO lost a bid for the Operations Planning Training and Resource Support Services contract from the Army at Fort Hood TX. The value of the effort for SPARTA was $32M over five years.

Bidding as prime, DSTO lost the DARPA Terahertz Imaging Focal Plane Array Technology contract valued at $3M over eighteen months. As a subcontractor to Alion, DSTO lost a role on the SETA contract for the Joint Program Executive Office for Chemical and Biological Defense, an effort valued at $20M over five years. DSTO also lost a bid to the Defense Threat Reduction Agency on their Global Strike program, a $3.6M four-year effort. DSTO was a subcontractor to Cubic for this bid.

Finally, ISSO lost two bids to the NSA. The first was for the Engineering Technical Support II — Computer Network Defense and Response Systems program where we were a subcontractor to Titan. The anticipated value for SPARTA was $2M over three years. The second was for the Defense Against Cyber Attacks on Mobile Ad Hoc Networks where we bid as a subcontractor to the Johns Hopkins University. The value for SPARTA was $2M over three years.

2004 Business Performance and Outlook
In the third quarter, we maintained the rapid growth relative to 2003 that we saw in the second quarter. Sales ($66.4M), direct labor ($16.4M), and gross profit ($6,770K) increased by 34%, 20% and 48%, respectively, over our performance in the third quarter of 2003. Gross profit continued to benefit from excellent management of our fixed-price contracts both on hardware and missile defense programs. Twelve-month contract backlog was $223M, up 4% from the second quarter and 12% from the third quarter of 2003. Multi-year contract backlog finished at $737M, up substantially (27%) from the previous quarter.

In the third quarter, we hired 86 people and had 43 terminations, with 23 of the latter leaving the company for jobs at other companies or in the government. Since the beginning of the year, we have hired 306 people and had 126 terminations, 78 of whom were people who took other jobs. On an annualized basis, this corresponds to a recruiting rate of 41% and an overall turnover rate of 17%, 10% for other jobs. These results compare favorably to 2003 when the numbers were 29%, 17%, and 8%, respectively. At the end of the third quarter, we had a full-time equivalent staff of 1157 people.

The business plan and internal budget for 2004 are based on sales of $223M, a modest 10% increase over 2003. With two strong quarters, it is clear that we will exceed the plan by a considerable margin. Sales should reach $245M, a 21% increase over 2003, and there is an outside chance we could reach $250M (23%). More significantly, because of an average fee rate of 11.4% during the third quarter, gross profit of $24M for fiscal 2004 is within our reach. Should we attain this it would represent a 25% increase over last year.

Contract backlog continues to lag behind sales and gross profit. At the end of the third quarter, annualized contract backlog was $223M, up 10% from the start of the year. A major reason for the relatively slow growth in annualized contract backlog has been large (~$25M per year) tasks at the Missile Defense Agency (MDA) that come to an end in the first quarter of 2005. MDA has yet to decide the form of the follow-on tasks, a situation we faced in 2002 and again last year. In both cases, the tasks were continued at increased levels so we are confident the same will occur next year although possibly not at increased levels. However we cannot include them in backlog without specific direction from our customers. Had we received such direction, contract backlog would likely be in the range of $240M, a 20% increase over the start of the year.

2004 Financial Performance and Outlook
Net earnings for the third quarter were $3.9M, down slightly from $4.2M in the second quarter when we enjoyed a $0.6M increase in net earnings due to a reduction in our income tax provision. Nonetheless, third quarter earnings were 51% above the third quarter of 2003, continuing our string of four consecutive quarters of excellent earnings. Profitability in the quarter was 5.9% compared to 6.5% in the second quarter and 6.0% in the first quarter. For the year, profitability is 6.1%, substantially better than the 5.5% we posted in 2003.

Stockholders’ equity stood at $46.9M at the end of the quarter, down slightly (4%) from the second quarter but up 20% from the start of the year and up 31% from the third quarter of 2003. The decline in stockholders’ equity during the quarter was attributable to the retirement of two major shareholders. However, continued strong levels of stock option exercises, coupled with strong earnings performance, largely mitigated the effects on stockholders’ equity of these retirements.

In the second quarter, cash and investments increased by $6.8M to $26.5M. At the end of the third quarter, cash plus investments exceeded long-term debt (income tax liabilities and promissory notes) by $13.9M. During the third quarter, in connection with the aforementioned retirement of two major stockholders, the Company issued $4.8M in new promissory notes. Offsetting the issuance of these notes was scheduled promissory note payments of $0.6M, resulting in a $4.2M increase in the promissory note balance, to $11.2M.

Days Sales Outstanding (DSO) equaled 60 days at the end of September, the same as at the June, and the year-to-date average was 62 days. This is one day less than the year-to-date average at the end of the third quarter of 2003 and equal to the average for all of 2003.

All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

[This document constitutes part of a prospectus relating to securities that have been registered under the Securities Act of 1933.]

SPARTA, INC.
OPERATING RESULTS
AS OF September, 2004

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	Sep, 04	Sep, 03	Sep, 04	Sep, 03
Sales ($M)	$66.4	$49.4	$241.5	$190.2
Gross earnings	6,770	4,560	24,922	17,563
Net income	3,900	2,589	14,690	10,037
Stock tax benefit	1,321	705	3,267	1,984
Stock sales — Receivable	1,307	5	126	(567)
Deferred Stock (Rabbi Trust)	41	39	1	(81)
Stock sales — exercise	1,899	2,135	10,900	7,065
Stock sales — retirement plans	1,124	959	4,711	3,813
Stock sales — bonus	0	0	1,915	1,096
Total Stock Sales	3,023	3,094	17,526	11,974
Stock repurchases:
— Cash	6,465	2,617	19,868	12,556
— Promissory notes	4,877	0	4,877	183
Total Stock Repurchases	11,342	2,617	24,745	12,739

Business Projections and Backlog	At Oct 3,	At December 28,	At Sep 28,
(in $M, unless otherwise noted)	2004	2003	2003
Contract backlog	223.1	203.1	199.1
Proposal backlog	94.0	47.6	41.4
Twelve month projected sales	250.9	216.6	214.5
Twelve month projected earnings ($K)	23,860	19,488	19,054

	At Oct 3,	At December 28,	At Sep 28,
Breakdown of Stockholders Equity ($M)	2004	2003	2003
Stock sales	$53.12	$37.79	$35.59
Stock sales receivables	($1.01)	($0.78)	(1.14)
Deferred stock compensation	($0.41)	($0.37)	(0.41)
Stock repurchases	($57.71)	($36.49)	(32.97)
Stock tax benefit	$16.16	$13.66	12.89
Retained earnings	$36.84	$25.46	21.90

Equity for Stock Pricing	$46.98	$39.27	$35.87

Less value of SAIC preferred stock	0.00	0.00	0.00

SEC Equity	$46.98	$39.27	$35.87

Subordinated stock notes	11.16	8.11	8.73

Net Worth	$58.14	$47.38	$44.60

	At Oct 3,	At December 28,	At Sep 28,
Stock Notes ($M)	2004	2003	2003
Total note balance	$11.16	$8.11	$8.73
Long-term subordinated	$8.11	$5.77	$6.31

STOCK PRICE CALCULATION
(Business Data as of 10/4/2004)

	Equity		Growth		Earnings
	Term		Term		Term
	SE+SN+CX					NP+STB

PRICE =	SI+SV	+	7 x FG	x	(2 YR AVG	SI+SV)

Stock Ownership
Shares Issued (SI)	5,125
Option Vested (SV)	789

5,914

Equity Term ($K)
Stockholders Equity (SE)	46,983
Subordinated Notes (SN)	8,113
(Long Term Portion)
Cost to Exercise SV (CX)	13,409

SE + SN + CX =	68,505

Equity Term/Share
SE+SN+CX		68,505
	=
SI+SV		5,914	=	$11.588

Growth Term (FG)
			Less Extraordinary
Gross Earnings ($K)		Less SIT	Gain/Misc. Income

Past 12 Months	24,921	24,066	24,013
Past 24 Months	42,484	40,684	40,557
12 Month Projection	21,696	(Contract Backlog + Weighted Proposal Backlog)

FG = [ {Past 12 Months + 12 Months Projection} / Past 24 Months ]2

FG = [ ( 24,013 + 21,696 ) / 40,557 ]2 = 1.270

Earnings Term ($K)						Previous 7 Quarters
	Net Earnings for Quarter	(NP)		=	3,992	0.500
	(Unallowable stock compensation added back)					0.579
	Stock Tax Benefit	(STB)		=	1,321	0.521
						0.589
Quarter	NP+STB	=	(3992.3 + 1321)/5,914			0.696
	SI+SV	=			0.898	0.690
						0.698

2 YR AVG	NP+STB	=	(0.898 + 4.273)/2			4.273
	SI+SV	=			2.586

Stock Price Computation
Note: Growth Term may not exceed	1.500

Price/Share      =      $11.588       +       7       x     1.270       x      2.586      =     $34.58

12 Month Earnings/Share     =     $2.98
Price-To-Earnings Ratio       =       11.6